The Shops at Starwood, Frisco, TX The Living Room, Market Street at DC Ranch, Scottsdale, AZ BLVD Place, Houston, TX The Shops at Starwood, Frisco, TX BLVD Place, Houston, TX Investor Presentation April 2018

Forward Looking Statements 2 This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements provide our current expectations or forecasts of future events and are not statements of historical fact. These forward-looking statements include information about possible or assumed future events, including, among other things, discussion and analysis of acquisitions and the impact of such acquisitions on Whitestone REIT, or the Company, including expected financing developments, capitalization rates and internal rates of return, the financial condition and results of operations of the Company, anticipated capital expenditures required to complete projects, amounts of anticipated cash distributions to the Company’s shareholders in the future and other matters. These forward-looking statements are not historical facts but are the intent, belief or current expectations of the Company’s management based on its knowledge and understanding of the Company’s business and industry. Forward-looking statements are typically identified by the use of terms such as “may,” “will,” “should,” “potential,” “predicts,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or the negative of such terms and variations of these words and similar expressions, although not all forward-looking statements include these words. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. You are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. Factors that could cause actual results to differ materially from any forward-looking statements made in this presentation include the Company's ability to meet its long-term goals, its assumptions regarding its earnings guidance, including its ability to execute effectively its acquisition and disposition strategy, to continue to execute its development pipeline on schedule and at the expected costs, and its ability to grow its NOI as expected, which could be impacted by a number of factors, including, among other things, its ability to continue to renew leases or re-let space on attractive terms and to otherwise address its leasing rollover; its ability to successfully identify, finance and consummate suitable acquisitions, and the impact of such acquisitions, including financing developments, capitalization rates and internal rate of return; the Company’s ability to reduce or otherwise effectively manage its general and administrative expenses, including in connection with the recent proposed nomination of trustees by a shareholder of the Company; the Company’s ability to fund from cash flows or otherwise distributions to its shareholders at current rates or at all; current adverse market and economic conditions; lease terminations or lease defaults; the impact of competition on the Company's efforts to renew existing leases; changes in the economies and other conditions of the specific markets in which the Company operates; economic, legislative and regulatory changes, including the impact of the Tax Cuts and Jobs Act of 2017; the success of the Company's real estate strategies and investment objectives; and the Company's ability to continue to qualify as a REIT under the Internal Revenue Code of 1986, as amended. The forward-looking statements should be read in light of these factors and the factors identified in the “Risk Factors” included in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports and information that it files with the Securities and Exchange Commission, or the SEC. The Company obtained the industry, market and competitive position data used in this presentation from (i) its own internal estimates and research of third-party company websites and other sources, (ii) industry and general publications and research or (iii) studies and surveys conducted by third parties. Such sources generally do not guarantee the accuracy or completeness of included information. While the Company believes that the information included in this presentation from such publications, research, studies, surveys and websites is reliable, it has not independently verified data from these third-party sources. While the Company believes its internal estimates and research are reliable, neither such estimates and research nor such definitions have been verified by any independent source. This presentation contains supplemental financial measures that are not calculated pursuant to U.S. generally accepted accounting principles, or GAAP, including EBITDA, FFO, FFO Core, and NOI. These non-GAAP measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. A reconciliation of non-GAAP measures to GAAP measures is contained in the Appendix to this presentation. Additional Information Whitestone REIT, its trustees and certain of its executive officers and Innisfree M&A Incorporated on their behalf may be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company’s 2018 Annual Meeting. The Company has filed a definitive proxy statement on Schedule 14A and form of associated WHITE proxy card with the SEC in connection with the solicitation of proxies from Company shareholders. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of the Company’s trustees and executive officers in Company common shares and other securities is set forth in the definitive proxy statement. Details regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the Company’s 2018 Annual Meeting. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the definitive proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.whitestonereit.com.

3 Discussion Agenda PART I Executive Summary PART II WSR’s Stock and Operating Performance - Creating Long-Term Shareholder Value and Providing Stable Income PART III WSR’s E-Commerce Resistant Business Model and Strategy - Executing Consistently PART IV Internal Management - Aligning Management Compensation with Shareholder Interests PART V WSR’s Board - Guiding by Experience and Diverse Perspectives PART VI KBS’s Poor Performance PART VII KBS’s Trustee Nominees Lack Valuable Experience PART VIII Conclusion

➢ Long-Term Growth and Value-Added Investment Opportunity Maximizing Total Return to Shareholders with Significant Growth ➢ Community-Centered REIT With High Quality Properties in Affluent and High Growth Markets Consistent E-Commerce Resistant Strategy Providing Service-Based Retail and Necessities ➢ Total Shareholder Return (TSR) has Outperformed Peers WSR has ranked #1 of 17, #2 of 16, and #5 of 15 over 1-year, 3-year, and 5-year periods, respectively, of the Publicly- Traded, US Shopping Center REITs (7) ➢ Solid Capital Structure Positions the Company for Growth ➢ Experienced Retail Real Estate Team Leading Internalized Management and Operations Increasing Occupancies, Rents, and Scalable Processes and Infrastructure ➢ The Right Board in Place – Extensive Public Company Experience Coupled with Gender, Ethnic, Age, Cognitive, and Professional Diversity Working Together with a Common Purpose Real Estate * Law * Finance * Retail * Energy * Commodities * Government * Academia ➢ WSR’s Commitment to Corporate Governance and Transparency Enhancing and Expanding Governance and Shareholder Engagement 73 properties (2) 6.6 million GLA (2) 1,664 tenants (2) 90.2% occupancy (3) $18.82 ABR per sq. ft. (3)(4) +2.6% SS NOI Growth (3)(5) $581 million (Equity Market Cap) (6) $1.2 billion (Enterprise Value) (8) NYSE: WSR IPO - August 2010 (1) As of Dec 31, 2017 except where indicated. (2) Includes properties owned through Pillarstone Capital REIT Operating Partnership LP as of Dec 31, 2017. (3) Excludes properties owned through Pillarstone Capital REIT Operating Partnership LP as of Dec 31, 2017. (4) Calculated using Annualized Base Rent (“ABR”), represents monthly base rent as of Dec 31, 2017 multiplied by 12. (5) Represents same store (“SS”) net operating income (“NOI”) growth for FY17 vs. FY16. (6) WSR common shares and operating partnership units on December 29, 2017 of $14.41 per share. (7) Whitestone REIT Total Shareholder Return as compared to its peers based on SNL data. All periods ending December 31, 2017. Total shareholder return is defined as share price change plus re-invested dividends. Peers include Acadia Realty Trust, Brixmor Property Group Inc., Cedar Realty Trust Inc., DDR Corp., Federal Realty Investment Trust, Kimco Realty Corp., Kite Realty Group Trust, Ramco-Gershenson Properties Trust, Regency Centers Corp., Retail Opportunity Investments Corp., Retail Properties of America, Inc., Saul Centers Inc., Urban Edge Properties, Urstadt Biddle Properties Inc., Weingarten Realty Investors, and Wheeler REIT Inc., excluding any such peer which was not a public company for the entirety of the applicable TSR period. (8) Equity Market Cap plus Real Estate Debt. Executive Summary: WSR - Unique Story and Opportunity 4 Portfolio Fast Facts (1) PART I

Creating Value: WSR Financial Highlights 5 22% growth in Revenue 178% growth in Net Income 24% growth in NOI (1) 28% growth in FFO (2) 29% growth in FFO Core (2) 6% growth in FFO Core per Share(2) (1) The Company defines NOI as operating revenues (rental and other revenues) less property and related expenses (property operation and maintenance and real estate taxes). NOI is a non-GAAP measure. A reconciliation of non-GAAP measures to GAAP measures is contained in the Appendix to this presentation. (2) The Company defines FFO as defined by NAREIT, which states that FFO should represent net income available to common shareholders (computed in accordance with GAAP) excluding gains or losses from sales of operating assets, impairment charges and extraordinary items, plus depreciation and amortization of operating properties, including the Company's share of unconsolidated real estate joint ventures and partnerships. The Company defines FFO Core as FFO excluding certain non-cash and non-comparable items that affect the Company's period-over-period performance, including, but not limited to, legal settlements, non-cash share-based compensation expense, rent support agreement payments received from sellers on acquired assets and acquisition costs. FFO and FFO Core are non-GAAP measures. A reconciliation of non-GAAP measures to GAAP measures is contained in the Appendix to this presentation. (3) Whitestone REIT Total Shareholder Return as compared to its peers based on SNL data. All periods ending December 31, 2017. Total shareholder return is defined as share price change plus re-invested dividends. Peers include Acadia Realty Trust, Brixmor Property Group Inc., Cedar Realty Trust Inc., DDR Corp., Federal Realty Investment Trust, Kimco Realty Corp., Kite Realty Group Trust, Ramco-Gershenson Properties Trust, Regency Centers Corp., Retail Opportunity Investments Corp., Retail Properties of America, Inc., Saul Centers Inc., Urban Edge Properties, Urstadt Biddle Properties Inc., Weingarten Realty Investors, and Wheeler REIT Inc., excluding any such peer which was not a public company for the entirety of the applicable TSR period. (4) Timeframe Jan 1, 2013 through Dec 31, 2017. CAGR - Five Years Ended December 31, 2017(4) #1 of 17 over 1 year #2 of 16 over 3 years #5 of 15 over 5 years PART Il TSR Rank Amongst Public REIT Shopping Centers (3)

40 30 20 10 0 10 20 WS R R EG WR I ROI C C D R FR T U E B FS RP T U B A RP A I K R G A K R W H LR B R X KI M D D R P er ce n ta ge R et u rn (% ) WSR #1 in Total Shareholder Return % - 1 Year 60 40 20 0 20 40 ROI C WS R B FS R EG U B A WR I FR T A K R RP T RP A I C D R B R X KI M K R G D D R W H LR P er ce n ta ge R et u rn (% ) WSR #2 in Total Shareholder Return % - 3 Year 80 60 40 20 0 20 40 60 80 100 ROI C R EG B FS WR I WS R FR T RP T U B A RP A I C D R A K R KI M K R G D D R W H LR P er ce n ta ge R et u rn (% ) WSR #5 in Total Shareholder Return % - 5 Year 6 PART Il Creating Value: Total Shareholder Return vs Peers (1) Despite Retail REIT Industry Headwinds (1) Whitestone REIT Total Shareholder Return as compared to its peers based on SNL data. All periods ending December 31, 2017. Total shareholder return is defined as share price change plus re-invested dividends. Peers include Acadia Realty Trust, Brixmor Property Group Inc., Cedar Realty Trust Inc., DDR Corp., Federal Realty Investment Trust, Kimco Realty Corp., Kite Realty Group Trust, Ramco-Gershenson Properties Trust, Regency Centers Corp., Retail Opportunity Investments Corp., Retail Properties of America, Inc., Saul Centers Inc., Urban Edge Properties, Urstadt Biddle Properties Inc., Weingarten Realty Investors, and Wheeler REIT Inc., excluding any such peer which was not a public company for the entirety of the applicable TSR period. W SR W SR W SR 17 Publicly-Traded US Shopping Center REITs 16 Publicly-Traded US Shopping Center REITs 15 Publicly-Traded US Shopping Center REITs

FFO Core Executing Our Strategy: Stable and Predictable Improvement of Dividend Payout Ratio 7 PART III $0 $10 $20 $30 $40 $50 2011 2012 2013 2014 2015 2016 3Q17(A) Dividends ($ in millions) Since 2011 WSR has Increased Dividends(1) and FFO Core while Improving Dividend Payout Ratio ✓ Approximately $5 million of FFO Core in excess of dividends in 2017 ✓ Dividend / FFO Core Payout Ratio of 89% in 2017 ✓ Whitestone REIT has Paid a Consistent Dividend Per Share over 92 consecutive MONTHS since our IPO 2017 (1) Includes distributions to OP unit holders and to non-controlling interest in consolidated partnership.

Houston 30% Dallas 12% Austin & San Antonio 15% Phoenix 42% Chicago 1% 0 2 4 6 8 Population in millions Executing Our Strategy: Focused on Business-Friendly States with High Growth Markets 27 Properties 45 Properties 6.6% 9.7% 8.6% 8.0% 9.7%Austin Phoenix San Antonio Houston Dallas-Fort Worth 8 Note: Portfolio includes 1 property in Chicago. (1) Source: The Atlantic CityLab 2013 to 2014. (2) Source: Claritas, as of April 2017. (3) As a percentage of portfolio NOI as of December 31, 2017. Excludes 14 properties owned through Pillarstone Capital REIT Operating Partnership LP. 2017E MSA Population (mm) (2) % Growth ’17E - ’22E Net Total Migration (1) San Antonio Austin +100,000 -100,000 +50,000 -50,000 +10,000 -10,000 PART IlI Houston Geographic Exposure (3)

Executing Our Strategy: Focus on the Consumer and the Disruption From E-Commerce 9 PART IlI

Executing Our Strategy: Strong Household Income Leads to Greater Consumer Discretionary Spending(2) 10 (1) Source: S&P Global Market Nov 2017. (2) Retail portfolio only. Excludes properties owned through Pillarstone Capital REIT Operating Partnership LP. $94,232 $81,910 $80,950 $72,950 $67,297 $63,931 $60,049 $50,000 $60,000 $70,000 $80,000 $90,000 $100,000 FRT WSR REG KIM DDR WRI BRX M ed ia n H o u seh o ld In co m e (3 -m ile ra d iu s) (1) Peer Average: $74,474 PART IlI

Executing Our Strategy: Strong Internal Growth 11 Attractive Same-Store NOI Growth: Greater Consumer Spending on Services and Needs Increasing Occupancy: Entrepreneurial Tenants Locate Where Consumers Migrate Growing Rent Levels: From Shorter Term, Triple Net Rents with 2%-3% Annual Escalations Total Occupancy (2) ABR per Sq. Ft. (2) . (1) For WSR, excludes properties owned through Pillarstone Capital REIT Operating Partnership LP. Source: Company filings. (2) Occupancy and ABR per sq. ft. as of December 31, 2017. Excludes properties owned through Pillarstone Capital REIT Operating Partnership LP. 80.3% 90.2% IPO - 3Q10 4Q17 $10.43 $18.82 IPO - 3Q10 4Q17 PART IlI 5.4% 3.6% 3.4% 3.1% 2.9% 2.6% 2.6% 2.6% 2.4% 2.0% 1.7% 1.5% 1.3% 0.7% 0.1% 0.0% (1.3%) Peer Average 2.0% -2.0% -1.0% 0.0% 1.0% 2.0% 3.0% 4.0% 5.0% 6.0% UE REG FRT ROIC KRG WSR BRX WRI RPT RPAI KIM UBA WHLR BFS AKR DDR CDR SS NOI Growth Rate - 2017 YoY Growth Rates(1)

• Increasing cash flows from lease up of vacant spaces and rate increases • Selectively disposing of properties, including our “highly levered” non-core portfolio through Pillarstone Capital REIT Operating Partnership, L.P. • Financing future acquisitions with a lower debt component Executing Our Strategy: Long-Term Plan LOWERING DEBT LEVERAGE SCALING G&A PART III 12 8.6x(1) 6x - 7x CURRENT 5 YEAR GOAL Debt / EBITDA Ratio 19%(1) 8% - 10% CURRENT 5 YEAR GOAL G&A / Revenue (1) As of December 31, 2017 • Reducing general and administrative expenses • Increasing revenue through lease up of vacant spaces and rental rate increases • Growing our asset base

13 Executing Our Strategy: Making Value-Add Opportunistic Investments PART IlI ➢ Embedded Value Through Future Development; Creating Favorable, Expected Unlevered IRR’s in the Mid-Teens(1) Village Square Development | Mesa, Arizona BLVD Development | Houston, Texas Purchased 2017 ➢ 1.4 Acres of Entitled Development Land ➢ 137,000 Additional Square Feet of GLA ➢ 4.7 Acres of Entitled Development Land ➢ 200,000 Additional Square Feet of GLA Purchased 2013 (1) Estimates Projected Unlevered IRR over an eight year hold period, assuming 6% exit capitalization rate

14 PART IIIExecuting Our Strategy: Potential Expansion Opportunities Potential Expansion Locations Florida Georgia North Carolina Tennessee Colorado Current Whitestone Markets Texas Arizona Business- Friendly States Rapidly Growing and Attractive Demographics TN NC GA TX AZ FL CO TN NC GA Z

15 PART III Executing Our Strategy: Long-Term Plans Include Embracing Environmental & Social Issues Diversity Highlights: ✓ Whitestone has 103 associates including native speakers of approximately 31 different languages/dialects ✓ Properties serve ethnic and multi-cultural groups in our communities ✓ Diversity is reflected on our Board of Trustees as we appointed three independent Trustees in 2017 – Nandita Berry, Najeeb Khan and David Taylor Diversity: A Key Component of our Success Committed to the Environment Climate Change Initiatives: ✓ Installation of LED lighting, energy-efficient equipment, and air filtration systems at redevelopment projects ✓ Evaluation and installation of re-charging stations for electric vehicles at select properties ✓ Establishment of recycling programs at both the property and tenant levels ✓ Creation of walking and bicycle paths from adjacent communities to minimize congestion and pollution from vehicle traffic

Whitestone's Community-Centered Property Strategy Is Operationally Intensive

PART IV

- Whitestone's portfolio ranks near the smallest in terms of GLA of the publicly traded shopping center REITs
- However, employee headcount is comparable to shopping center REITs that manage significantly larger portfolios than Whitestone's
- Whitestone's strategy is more operationally intensive than other publicly traded shopping center REITs as it focuses on smaller, non-traditional tenants and shorter term leases
- Whitestone has the smallest average square foot lease size per tenant among the publicly traded shopping center REITs


GLA (millions) (1)
DDR 92
WRI 41
KRG 23
RPAI 21
UE 17
RPT 14
AKR 11
ROIC 10
CDR 9
WSR 7
UBA 5
Employees
DDR 447
WRI 281
RPAI 220
KRG 147
RPT 122
UE 120
AKR 118
WSR 103
CDR 76
ROIC 73
UBA 51
Leases
DDR 5,550
WRI 5,400
RPAI 2,358
KRG 2,006
ROIC 1,964
WSR 1,640
RPT 1,371
UE 913
AKR 908
CDR 857
UBA 850
'17 Signed Leases: Avg Term (2)
WSR 4.8
CDR 5.3
AKR 5.3
RPT 5.9
RPAI 5.9
ROIC 5.9
DDR 6.2
UE 7.1
WRI N/A
UBA N/A
KRG N/A
Average Lease Size
WSR 3,997
ROIC 5,346
UBA 5,976
WRI 7,644
RPAI 8,974
RPT 10,419
CDR 10,513
AKR 11,595
KRG 11,599
DDR 16,607
UE 18,275
OPERATIONAL INTENSITY

Source: Company filings, SNL Financial
Note: Analysis includes all publicly-traded US shopping center REITs below $10 billion in enterprise value (excl. WHLR)
(1) Includes joint-venture properties and tenant-owned anchor stores where applicable
(2) Represents weighted average lease term for new and renewal leases signed in 2017

16

8.0% 19.0% 13.5% 11.7% 9.9% 10.0% 8.0% 7.8% 7.7% 7.6% 7.5% 6.8% 6.1% 5.2% 5.0% WSR AKR CDR RPT WSR BFS DDR UBA RPAI UE AAT KRG ROIC WRI 2017 GAAP G&A Expense (including Fair Value Accounting of Equity Awards) as % of Revenue vs. Shopping Center Peers (%) 17 PART IV Source: Company filings, SNL Financial. GAAP G&A includes acquisition costs where applicable Note: Includes all publicly-traded US shopping center REITs below $10 billion in enterprise value (excl. WHLR) (1) DDR G&A excludes $17.9 million of employee separation charges associated with management transaction and restructuring activities in 2017 (2) UBA fiscal year ended October (2) Median: 7.7% Whitestone’s G&A Reflects Its Operationally Intensive Business Model (1) 5-year goal

18 Executive Compensation Is Aligned with Shareholder Interests 2017 NAMED EXECUTIVE OFFICER COMPENSATION CHANGES & UPDATES PART IV Long-Term Equity Incentive Compensation • Shareholder Approved Plan of approximately 8.5% of shares outstanding, down from 12.5% previously • Elimination of reload feature • Reduced 2017 award fair values for the CEO and CFO by ~70% from the 2016 grant date fair value • Adoption of relative Total Shareholder Return targets as the performance measure for certain 2017 grants (2017 – 2019 Relative TSR to Companies included in the SNL U.S. Shopping Center Index) Cash Compensation • No base salary increases in 2017 for CEO and CFO for the 4th consecutive year • In 2018 increasing CEO, CFO and other NEOs cash compensation from below market 25th percentile to 50th percentile. All NEO salaries increased by 2.3% in 2017 • No bonus payouts for CEO and CFO for the 4th consecutive year • Other NEOs each paid a minimal discretionary bonus of $5,000 Other Executive Compensation Best Practices • Use of independent compensation consultant • Shareholder engagement on compensation matters • Share Ownership guidelines: 3-5x base salary for NEOs • Share Ownership is included as a portion of all Whitestone employee compensation Whitestone’s Compensation Policies are Aligned with Shareholders

4.1% 4.0% 3.5% 3.0% 2.9% 2.9% 2.4% 2.1% 1.9% 1.9% 1.8% 1.7% 1.5% AKR UBA ROIC WSR RPT UE CDR KRG RPAI WRI DDR AAT BFS Latest NEO Compensation (including Fair Value Accounting of Equity Awards) as % of Revenue vs. Shopping Center Peers (%) 19 PART VI Source: Company filings, SNL Financial Note: Includes all publicly-traded US shopping center REITs below $10 billion in enterprise value (excl. WHLR) (1) UBA fiscal year ended October. (2) RPT show 2016 NEO Compensation as % of 2016 Revenue. 2017 data not yet available. (1) Median: 2.4% Key executives are aligned with other owners and have never sold shares except to cover taxes NEO Compensation Has Been Reduced Significantly and Falls In Line with Peers (2)

20 Whitestone’s Board - Guided by Perspectives of an Experienced and Diverse Board PART V 1. 6 of the 7 Trustees are Independent 2. Board regularly evaluates composition and rotates its leadership of Independent Trustee meetings 3. Board succession planning and provides industry experience, balance, and diversity 4. Board Committees are composed entirely of Independent Trustees 1. Trustees include current and former C-Level executives and Trustees of other public companies 2. All Trustees have previous Board experience and 4 of the 7 Trustees have served on other public company boards 1. Trustees come from diverse professional backgrounds including Real Estate, Law, Finance, Retail, Energy, Commodities, Government, Military, and Academia 2. Trustees have a strong balance of real estate and public company leadership experience Board Independence Leadership Experience Diversity & Industry Knowledge Board has Strong Independence, Experience, and Industry Knowledge

21 PART V Whitestone’s Board - Guided by Perspectives of an Experienced and Diverse Board Mr. James C. Mastandrea • Chairman and CEO of WSR since Oct. 2006 • 35 years experience in the real estate industry • 19 years serving as Chairman and CEO of publicly traded companies. • Currently an Adjunct Professor at Rice University • Regularly lectures to MBA students at the University of Chicago • 2017 Recipient EY Entrepreneur of the Year – Transformational CEO Award Mr. Jack L. Mahaffey • Former President and CEO of Shell Mining Company (NYSE) • Former Board Member of the National Coal Association • Former Board Member of the National Coal Council • Served as an Officer the United States Air Force Mr. Paul T. Lambert • Since 1995, CEO of Lambert Capital Corporation, a private real estate investment company • Co-Founded, Served on the Board of Directors and was the COO of First Industrial Realty Trust, Inc. (NYSE: FR) from its IPO • Since 1998, Trustee of Pillarstone Capital REIT (OTC: PLRE) Mr. Donald F. Keating • Former CFO of Shell Mining Company • Provided Consulting Services from 1992-2002 to Shell Oil Company (NYSE) following retirement • Former Board Member of Billiton Metals Company • Former Board Member of R & F Coal Company • Former Board Member of Marrowbone Coal Company . Ms. Nandita V. Berry • Brings Governmental, Legal, and Academic Expertise • Served as the 109th Texas Secretary of State from January 2014 to February 2015. • Previously served on the University of Houston System Board of Regents • Held Senior Counsel Position at Locke Lord LLP • Previously served on the Board of the Houston Zoo, Inc., the South Asian Chamber of Commerce and the Community Family Center of Houston Mr. Najeeb A. Khan • Brings Technology, Investment and Auditing Skills • Founder, President and CEO of Interlogic Outsourcing, Inc. (“IOI”) • Served as Chairman and CEO of CNA UniSource from 1998 through 2001 • Currently a Director of 1st Source Bank as a member of the audit committee and chair of the loan and fund committee Mr. David F. Taylor • Brings Corporate and Securities Law Experience • Currently Chair of Locke Lord LLP, Partner since 1996 • Serves on the Board of Directors of the Greater Houston Partnership • Former Chair of the Finance Committee and Chair of the Capital Markets Section Experienced Perspectives New Perspectives

22 WSR’s Trustee Nominees = Valuable Experience PART V RE-ELECT YOUR WSR BOARD NOMINEES – WHO HAVE THE RIGHT EXPERIENCE AND QUALIFICATIONS Ms. Nandita V. Berry • Served as the 109th Texas Secretary of State from January 2014 to February 2015 • Inducted into the Texas Women’s Hall of Fame in 2014 • Recognized as one of Houston’s Most Influential Women by Houston Woman Magazine • Served on the University of Houston System Board of Regents • Held Senior Counsel position at El Paso Energy Corporation • Served on the Board of the Houston Zoo, Inc., the South Asian Chamber of Commerce and the Community Family Center of Houston Mr. James C. Mastandrea • 38 years of experience as a leader in the real estate industry • 20 years of experience in high level positions at public companies • Critical to the oversight and execution of Whitestone’s strategic initiatives, growth and financial and operational performance • 2017 Recipient of EY Entrepreneur of the Year – Transformational CEO Award Mr. Jack L. Mahaffey • Former President and CEO of Shell Mining Company • Former Board member of the National Coal Association and the National Coal Council • Expertise in the REIT industry and investment management • Served as an Officer in the United States Air Force WHITESTONE NOMINEE WHITESTONE NOMINEE WHITESTONE NOMINEE

➢ Share Ownership Guidelines for Executives and Trustees adopted in 2017 ➢ Whitestone adopted annual frequency of “say-on-pay” vote beginning at the 2018 annual meeting 23 Whitestone’s Board - Guided by Perspectives of an Experienced and Diverse Board PART V Whitestone Employs a Proactive Approach to Enhancing its Board and Management Team ➢ Whitestone has been focused on enhancing its Board and management team to continue to deliver value to shareholders ✓ Proactively reduced the average age of independent Trustees from 73 in December of 2016 to 68 in January of 2018(1) ✓ Proactively reduced the average tenure of independent Trustees from approximately 5 years, 8 months in December of 2016 to approximately 3 years, 11 months in January of 2018(1) ➢ Whitestone’s Board evaluation and nomination processes regularly bring new expertise, relevant skills and unconflicted perspectives to our Board ✓ 50% of our independent Trustees have been recently added in 2017 ✓ New Trustees are strategically identified to add relevant skills, experience and fresh perspectives to the Board as a whole ✓ Appointed new Chairs of our Compensation Committee and our Nominating and Corporate Governance Committee (1) – Date range from December 31, 2016 to January 31, 2018

KBS' Poor Performance: Who is KBS?

PART VI

➢ KBS Has Sponsored Office Property Focused Non-Traded REITs That Underperform Publicly-Listed REITs

- KBS is a sponsor of several non-traded REITs, or "NTRs", with shareholder unfriendly, high cost external management structures that tend to yield poor results, in part due to misaligned incentives
- KBS is the external advisor of KBS Strategic Opportunity REIT, or "KBS SOR"; **KBS principals Peter McMillan and Keith Hall are officers and directors of KBS SOR (and other KBS NTRs)** <u>**as well as part-owners of KBS**</u>
- All KBS-sponsored NTRs have **underperformed publicly traded investment alternatives** and failed to achieve sufficient returns to pay KBS any performance-based incentive fees according to the terms disclosed in their offering documents
- **KBS has little experience in retail real estate.** Retail represented approximately 1% of the asset value (by carrying value) of all KBS NTRs as of December 31, 2017
- **KBS NTRs have invested primarily in office properties** with the exception of KBS Legacy Partners Apartment REIT, a multifamily dedicated NTR for which KBS partnered with a multifamily real estate firm, Legacy Partners



KBS SOR - Relative Total Return Since Launch
vs Peer Index
vs RMS
(58%)
(102%)



All KBS NTR Vehicles - Relative Total Return Since Launch
vs Peer Index
vs RMS
(56%)
(70%)



KBS NTRs: Mix of Property Types (1)
4%
2%
1%
8%
85%
Office
Apartment
Other
Hotel
Retail

Source: Company filings, SNL Financial

Note: Total Return of KBS NTRs calculated as sum of (i) all distributions paid and (ii) current NAV or midpoint of current Liquidation Value (as relevant) less initial public offering price. Peer Index references SNL US REIT Office for all KBS NTRs except KBS Legacy, where the SNL US REIT Multifamily is used. All periods ending December 31, 2017.

(1) Based on real estate carrying value, per December 31, 2017 10-Ks

24

Source: Company filings, SNL Financial (1) Proxy filed Dec. 22, 2017 (2) Letter to shareholders dated December 13, 2017 25 PART VI Externally Advised Governance and Management Structure  Poor incentives: fees paid to external advisor for transaction activity and grow with Assets Under Management (AUM), irrespective of returns and underperformance vs. publicly traded peers and indices  Potential for conflicts of interest as KBS principals serve as officers and directors of KBS SOR and profit from their ownership of the external advisor  Rather than seek liquidity by July 2019 deadline specified in offering documents, KBS sought shareholder approval to convert KBS SOR into a perpetual life monthly NAV REIT, preserving fee streams  KBS also accelerated an incentive payment in connection with converting to a monthly NAV REIT (1) Entanglement with Other KBS NTRs  Only one of five KBS SOR directors has no involvement with other KBS NTRs; two directors are principals of KBS and 2 directors are also directors of KBS Strategic Opportunity REIT II, another NTR externally advised by KBS  Executives oversee other KBS NTRs Minimal Executive Stock Ownership  As of 2017, board members and executives together owned less than 1.5% of the company’s stock (1) Related Party Transactions  In November 2017, KBS SOR sold an $804mm portfolio to the newly-formed Singapore REIT, Keppel-KBS REIT (externally managed by an affiliate of KBS)  The KBS affiliate will receive ongoing management, acquisition, and disposition fees from the Singapore REIT; KBS also received a disposition fee from the shareholders of KBS SOR in connection with the transaction; the Singapore REIT's advisor is 50% owned by a JV between Peter McMillan, Keith Hall and other KBS principals  Despite selling over $800mm of assets, KBS shareholders received minimal liquidity: KBS SOR paid a special dividend of $3.61 per share limited to 20% cash in January 2018 (2) KBS Strategic Opportunity REIT Exemplifies Poor Corporate Governance Don’t Put Your Investment at Risk For KBS NTRs, Poor Corporate Governance Goes Hand in Hand With Poor Performance

26 PART VIKBS’s Fundraising Has Declined Significantly ➢ KBS Holds Onto Its NTRs For As Long As it Can  No KBS NTR has experienced a liquidity event such as a listing on a national securities exchange or merger with a publicly traded REIT  KBS REIT I and KBS Legacy Partners Apartment REIT both liquidated assets over time; further, KBS REIT I’s liquidation extended to Dec 2017, long beyond its liquidity deadline Nov 2012 as set forth in its IPO prospectus  Although KBS REIT II has formed a special committee to evaluate strategic alternatives, the vehicle has exceeded the liquidity deadline March 2018 as set forth in its IPO prospectus and has not announced a liquidity event  KBS has received over $700 million in fees from its NTRs(1), partly by advising the above NTRs past their liquidity deadlines ‒ KBS’s NTR fundraising has declined significantly; after raising nearly $1.2 billion in 2008 and an average of $579 million per year between 2009 and 2015, KBS raised only $70 million for its NTRs last year (1) ➢Why Are We Engaged In A Proxy Contest With KBS?  KBS’s motivations are unclear; proxy materials only state “Early last year … market conditions were favorable for us to make a major investment in Whitestone.”  KBS has not articulated a business plan for Whitestone and has not disagreed with management on its strategy  We believe that KBS and its trustee nominees do not add value to Whitestone: they lack experience in retail and lack connectivity with Whitestone’s target markets; KBS’s nominees have ties to KBS and are not independent $1,181 $594 $873 $414 $589 $442 $577 $561 $96 $70 $0 $2,000 $4,000 $6,000 $8,000 $0 $400 $800 $1,200 $1,600 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 T o ta l A s s e ts u n d e r M a n a g e m e n t ($ m m ) Ca p it a l Ra is e d ( $ m m ) KBS: NTR Capital Raised Vs. Total Assets Under Management Capital Raised Total Assets Under Management Don’t Put Your Investment at Risk Source: Company filings (1) Annual 10-Ks for KBS REITs I, II & III, KBS SOR I & II, KBS Legacy Partners Apartment REIT and KBS Growth & Income REIT

27 PART VII WSR Trustee Nominees KBS Trustee Nominees Credentials James Mastandrea Jack Mahaffey Nandita Berry Kenneth Fearn David Snyder Knowledge of Retail Real Estate ✓ ✓    Connectivity with Whitestone’s Markets ✓ ✓ ✓   Independent? (not affiliated w/ WSR or any KBS entity)  ✓ ✓   Public Company Leadership (C- level role) ✓ ✓   ✓ KBS’s Trustee Nominees Lack Valuable Experience Don’t Put Your Investment at Risk KBS’s Trustee Nominees Lack Experience in Retail and in Whitestone’s Markets

KBS's Trustee Nominees Lack Valuable Experience

PART VII

	Whitestone Trustee Nominees	KBS Trustee Nominees
Strategy	▪ Actively engaged in overseeing the Company's successful community-centered properties investment strategy and related growth ▪ Significant experience and oversight to ensure the Company continues executing on its goals	▪ **No articulated business or operating strategy**
Knowledge of Retail Real Estate	▪ **James Mastandrea:** over 38 years of real estate experience including roles at Whitestone and First Union Real Estate Investments, both retail oriented firms ▪ **Jack Mahaffey:** Trustee of Whitestone since 2000	▪ **Neither** of the KBS nominees possesses comparable retail real estate experience
Connectivity with Whitestone's Markets	▪ All long-time Texas residents ▪ **James Mastandrea:** Adjunct Professor in Management - Real Estate Finance at Rice University; 2017 EY Entrepreneur of the Year for the Gulf Coast Region ▪ **Nandita Berry:** Valuable connectivity throughout Texas markets given previous role as Texas Secretary of State	▪ **Neither** of the KBS nominees lives in nor has day-to-day familiarity with Whitestone's target markets ▪ **Neither** of the KBS nominees has operated nor invested in retail real estate in Whitestone's markets
Independent? (not affiliated w/ WSR or any KBS entity)	▪ **2 of 3** Whitestone nominees are independent	▪ **Kenneth Fearn** has no affiliation with KBS SOR; however, serves as Managing Director of Integrated Capital LLC, which is the asset manager for a KBS SOR II property held in a JV between the two ▪ **David Snyder** is CEO and CIO of KBS-Keppel US REIT, a REIT externally advised by an affiliate of KBS
Extensive Public Company Leadership (C- level role)	▪ **James Mastandrea:** 20 years of high level experience leading publicly traded companies ▪ **Jack Mahaffey:** 8 years of experience as a Trustee of Whitestone since its IPO in 2010; Served as President and CEO of Shell Mining Company (NYSE)	▪ **Kenneth Fearn:** ~18 months as a director of Ashford Hospitality Prime (NYSE:AHP), an externally advised REIT – AHP has delivered **-33% returns** to shareholders since Mr. Fearn was elected (vs. **+19%** for AHP's proxy peers)[1] ▪ **David Snyder:** 3 months as CEO and CIO of KBS-Keppel US REIT, a publicly traded REIT listed in Singapore – Previously served as CFO of KBS registered but unlisted companies

(1) As of December 31, 2017.

Don't Put Your Investment at Risk

28

Conclusion 29 PART VIII WSR’s STRATEGY HAS DELIVERED LONG-TERM GROWTH AND INDUSTRY-LEADING RETURNS WSR’s BOARD OFFERS THE RIGHT BALANCE OF EXPERIENCE, DIVERSITY, SKILLS AND PERSPECTIVES WSR HAS A STRONG BALANCE SHEET AND CAPITAL STRUCTURE TO CAPTURE GROWTH AND FUTURE MARKET OPPORTUNITIES

Appendix 30

Executing Our Strategy: Business-Friendly, Attractive Demographics 31 AUSTIN #1 Next Biggest Boom Town (1) #1 Fastest Growing City in the U.S. for the 4th Consecutive Year (2) DALLAS #1 Top Real Estate Market for Investment in 2017(3) #1 Most Business Friendly City in America(4) #1 Great Cities for Starting a Business(5) PHOENIX #3 Largest Labor Pool in the West(6) #5 Fastest Growing Tech Market(7) HOUSTON #1 in the world in GDP per capita(8) #1 Highest Starting Salaries in the US(9) The “Energy Capital of the World” also boasts The Largest Medical Center in the World(10) SAN ANTONIO Top 10 Fastest Growing City(11) #8 Best Economic Climate(12) APPENDIX: PART IIl (1) Source: HFF Market Overview, Forbes, 4Q17 (2) Source: HFF, Forbes, 4Q17 (3) Source: HFF, PwC, ULI, 4Q17 (4) Source: HFF, MarketWatch, 4Q17 (5) Source: HFF, Kiplinger, 4Q17 (6) Source: HFF, BLS January, 2018 (7) Source: HFF, Fortune November 2016 (8) Source: HFF, A.T. Kearney, January 2018 Forbes 2018 (9) Source: HFF, WalletHub 2018 (10) Source: HFF, Texas Medical Center 2018 (11) Source: HFF, Forbes 2018 (12) Source: HFF, Forbes 2018

$81 $108 $131 $132 $150 $73 $205 $- $20 $40 $60 $80 $100 $120 $140 $160 $180 $200 $220 2011 2012 2013 2014 2015 2016 2017 Annual Acquisition Volumes (in milllions) Creating Value: Acquisition Activity Robust with Well Timed Capital ➢ Whitestone continues to make acquisitions in its core markets ➢ Expanding footprint yielding cost synergies at the corporate level ➢ Market share gains driving pricing power at the leasing level APPENDIX: PART IIl 32

33 APPENDIX: PART IlI Executing Our Strategy: Long-Term Plan Includes Growth of the Communities, Tenants, Shareholders, and WSR Employees GO FOR GROWTH COMMUNITY BY DESIGN THRIVING COMMUNITIES LOCAL CONNECTION AND COMMERCE PLATFORM OF GROWTH FOR TENANTS PROVIDE AN OPPORTUNITY FOR GROWTH AND SUCCESS FOR OUR ENTREPRENEURIAL TENANTS GROWTH FOR OUR TEAM MEMBERS THE FOUNDATION OF STRATEGIC ADAPTABILITY VALUE FOR OUR SHAREHOLDERS VALUE-CREATING GROWTH PLANS OUR TENANTS WE SEE THE VALUE IN NURTURING ENTREPRENEURIAL BUSINESSES STIMULATE ECONOMIC GROWTH BY PROVIDING EMPLOYMENT OPPORTUNITIES OUR SHAREHOLDERS COMMITTED TO DELIVERING VALUE TO OUR SHAREHOLDERS TEAM MEMBERS ARE COMMITTED TO SHARE OWNERSHIP OUR TEAM MEMBERS PURPOSE IN THE WORK WE DO AND THE COMMUNITIES WE CREATE IN-HOUSE TRAINING PROGRAM AND FOCUS ON CONTINUED EDUCATION OUR COMMUNITIES DESIGNED TO REFLECT THE SURROUNDING LIFESTYLES AND CULTURES UNIQUE APPROACH TO LOCAL TASTE

Executing Our Strategy: Relative to Retail Peers, WSR has Limited Exposure to Retail Power Centers Disrupted by E-Commerce(1) 34 Source: Green Street Advisors (Nov 2017) and Company filings. (1) Percentages shown represent percentage of total properties. WSR total properties include properties owned through Pillarstone Capital REIT Operating Partnership LP as of December 31, 2017. 1% 23% 44% 45% 46% 51% 86% 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% WSR REG FRT WRI BRX KIM DDR P e rc e n t o f P o w e r Cen te rs Power Center Exposure: 49% APPENDIX: PART IlI Expected Future Competitive Advantage ➢ Strategic Focus on Consumer, Not on National Retail Tenant Power Centers - Repositioning and Re-tenanting will be a costly drag on our peers for the foreseeable future. ➢ Minimal Exposure to Leases with Co-Tenancy Provisions – Strategically prevent clauses in tenant leases that transfer control of the real estate to the tenant, and restrict the owner from future growth.

Executing Our Strategy: Identified Disruption in the Retail Landscape BOOMERS ➢ Time Constrained Consumers = Demand Greater Convenience ➢ Spending Growth on Services ➢ Downsizing Living Space Flows through to Downsizing in Retail MILLENNIALS ➢ Lifestyle Revolves Around Mobility and Flexibility ➢ Comfortable with the Sharing/Smaller Space Economy ➢ Need for Connection is Stronger ➢ Changing the Demand for Purchasing Soft and Hard Goods DUAL INCOME HOUSEHOLDS ➢ More Profound Impact on Household Spending ➢ Entertaining More Outside the Smaller Home ➢ Experiential Dynamic of Consumption has Increased AMAZON ➢ Dominates the Purchase and Delivery of Hard and Soft Goods ➢ Expanding their Delivery of Need-Based Items with the Purchase of Whole Foods APPENDIX: PART IlI 35

Executing Our Strategy: Selectively Acquired Targeted Properties

APPENDIX: PART III

Unlevered Expected Project Internal Rate of Return of 15%[1]

1,626

Transactions Pass Initial Triage

- Business-friendly states
- Local
- Community-centered
- Service-focused

271

Underwritten

- Dense populated Sunbelt
- Generally 50k – 200k RSF, sometimes larger

43

Offers Made

- Attractive price
- Value-add opportunities (excess land /new pads)
- Potential for service-based tenant mix
- Potential for lease normalization
- Target unlevered IRR above cost of capital

19

Closed

- Acquired 19 properties from 2014 to 2017[2]
- Total Purchase Price $560M
- Total GLA of 1.8m square feet

(1) Assumes 8 year hold period; leases in place; 2-3% annual increases in rent and expenses; and improvement of 50-100bps in exit cap rates from initial cap rate.
(2) The 19 properties include: Heritage Trace Plaza, The Strand at Huebner Oaks, The Promenade at Fulton Ranch, Fulton Ranch Towne Center, Fulton Ranch TC Hard Corner, Williams Trace Plaza, The Shops at Williams Trace, Dana Park Pad, City View Village, Davenport Village, Parkside Village South, Parkside Village North, Gilbert Hard Corner, Quinlan Crossing, Keller Place, La Mirada, Scottsdale Seville, BLVD Place and Eldorado Plaza

36

Services & Entertainment… Dining 22% Specialty Retail 17% Health & Wellness 16% Grocery 11% Education 6% Executing Our Strategy: Capitalized on the Disruption in the Retail Industry - Focused on Local Services & Experiences Complemented by Brands You Know & Trust 85% SERVICE-BASED AND OPTIMIZED TENANT COMPOSITION 15 13% 2 5% 32% 23% Only two tenants with more than 2% ABR Safeway (2.5%) Whole Foods (2.1%) Diverse, E-Commerce Resistant Tenant Base (1) (1) As of December 31, 2017. Excludes properties owned through Pillarstone Capital REIT Operating Partnership LP. APPENDIX: PART IlI 37

Executing Our Strategy: Attractive Demographic Drivers vs. Peers Source: Bank of America Research May 2016. Highly Educated Workforce. High Household Income. Strong Population Growth. APPENDIX: PART IlI 38 WSR

Leasing Activity and Spreads (1) (Sq. Ft. in 000’s) Upcoming Lease Expirations (Sq. Ft. in 000’s) Executing Our Strategy: Strong Leasing Activity . (1) Annual leasing spread represents the year-over-year percentage increase in contractual rent per square foot for lease renewals and new leases executed during the trailing twelve months for the respective period. (2) Includes properties owned through Pillarstone Capital REIT Operating Partnership LP. +2.1% +9.4%+2.0% +7.9% +8.2% (1) (1) − Weighted Average Remaining Lease Term: 3.9 Years − Potential to capture growth from below market leases Executed Leases – Sq. Ft. (New and Renewal) (2) Expiring Leases – Sq. Ft. (2) +7.0% APPENDIX: PART IlI 39 685 835 862 966 1,121 991 2012 2013 2014 2015 2016 2017 1,145 760 984 631 736 308 416 148 164 201 2018 2019 2020 2021 2022 2023 2024 2025 2026 2027

Executing Our Strategy: Proven Track Record of Increasing Yield on Cost Acquisitions from 2010 to 2013 have improved yields by 168bps on average Potential to improve yields on more recent acquisitions (2014 – 2017) Number of GLA Sq. Ft. in Yield on Total Cost Acquisitions (000's) Initial(1) Current(2) Change (bps) 2010/2011 10 596 7.1% 9.6% +253 bps 2012 5 675 7.2% 9.2% +202 bps 2013 6 690 7.2% 7.7% +53 bps '10-'13 Total / W.A.(3) 21 1,961 7.2% 8.7% +157 bps Number of GLA Sq. Ft. in Yield on Total Cost Acquisitions (000's) Initial(1) Current(2) Change (bps) 2014 8 631 7.5% 7.8% +22 bps 2015 7 482 6.7% 6.6% - 12 bps '14-'17 Total / W.A.(3) 19 1,789 6.8% 7.3% +46bps 2016/2017 4 676 6.5% 7.4% +90 bps Source: Company management. (1) Initial yield calculated using NOI for an 8 year hold period; leases in place; 2-3% annual increases in rent and expenses; and an improvement of 50-100bps in exit cap rate from initial cap rate. (2) Current yield defined as Q4 ‘17 property-level NOI annualized divided by gross book value of real estate assets, undepreciated as of December 31, 2017. (3) Weighted average calculated based on gross invested capital (purchase price plus additional investment). APPENDIX: PART IlI 40

24% 19% 39% 16% 1% 33% 3% 53% 11% Equity - Retail Investors Equity - Institutional Investors Unsecured Debt Mortgage Debt Non-Controlling Interest 16 30% 5 $191.4M ENTERPRISE VALUE $1.2B ENTERPRISE VALUE IPO 2010 CURRENT(1) 18% (1) As of December 31, 2017 APPENDIX: PART IlI EXECUTING OUR STRATEGY Optimizing Our Capital Structure • EV +6x • More Stable Capital Structure • Institutional Quality Balance Sheet 41

42 Whitestone’s Board - Guided by Perspectives of an Experienced and Diverse Board APPENDIX: PART V Recent Board Refreshment Offers New Perspectives Ms. Nandita V. Berry • Served as the 109th Texas Secretary of State from January 2014 to February 2015 • Inducted into the Texas Women’s Hall of Fame in 2014 • Recognized as one of Houston’s Most Influential Women by Houston Woman Magazine • Previously served on the University of Houston System Board of Regents • Held Senior Counsel position at El Paso Energy Corporation • Previously served on the Board of the Houston Zoo, Inc., the South Asian Chamber of Commerce and the Community Family Center of Houston Mr. David F. Taylor • Chair of Locke Lord LLP, Partner since 1996 • Served as a corporate and securities attorney at Locke Lord LLP since 1989 • Former Managing Partner of the Houston office • Former Chair of the Finance Committee and Chair of the Capital Markets Section • Serves on the Board of Directors of the Greater Houston Partnership • Member and Past Chair of the Board of the Theatre Under The Stars Mr. Najeeb A. Khan • Founder, President and CEO of Interlogic Outsourcing, Inc. (“IOI”) • Served as Vice President of Commercial Services for Midwest Commerce Data Corporation • Served as Chairman and CEO of CNA UniSource from 1998 through 2001 • Currently a Director of 1st Source Bank, serves as a member of the audit committee and chair of the loan and fund committee • Previously a Trustee of Memorial Health Foundation, the Community Foundation of St. Joseph County, WNIT public television and Studebaker Museum NEWLY APPOINTED 2017 NEWLY APPOINTED 2017 NEWLY APPOINTED 2017

Appendix: FFO (1) And FFO CORE (2) Reconciliation

(In Millions)

	2010	2011	2012	2013	2014	2015	2016	2017
Net income attributable to Whitestone REIT	$ 1.1	$ 1.1	$ 0.1	$ 3.8	$ 7.5	$ 6.7	$ 7.9	$ 8.3
Depreciation and amortization of real estate assets	6.7	7.6	10.1	13.3	16.0	19.7	22.2	26.3
(Gain) loss on sale or disposal of assets and properties	0.1	(0.2)	0.1	0.1	(1.8)	0.2	(3.3)	0.2
Net income attributable to nonconrolling interests	0.5	0.2	-	0.1	0.2	0.1	0.2	0.2
FFO	$ 8.4	$ 8.7	$ 10.3	$ 17.3	$ 21.9	$ 26.7	$ 27.0	$ 35.0
Rent support agreement	-	-	-	0.2	0.2	-	-	-
Relocation agreement	-	-	2.2	-	-	-	-	-
Gain on insurance company settlement	(0.6)	-	-	-	-	-	-	-
Non cash share-based compensation	-	-	-	2.3	4.7	7.4	10.2	10.4
Legal settlement	-	0.2	(0.2)	-	-	-	-	-
Acquisition costs	0.1	0.7	0.7	1.0	1.4	1.7	2.1	1.6
FFO Core	$ 7.9	$ 9.6	$ 13.0	$ 20.8	$ 28.2	$ 35.8	$ 39.4	$ 47.0

(1) FFO: Management believes that FFO is a useful measure of the Company's operating performance. The Company computes FFO as defined by NAREIT, which states that FFO should represent net income available to common shareholders (computed in accordance with GAAP) excluding gains or losses from sales of operating assets, impairment charges and extraordinary items, plus depreciation and amortization of operating properties, including the Company's share of unconsolidated real estate joint ventures and partnerships. FFO does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of the Company's performance or to cash flow from operations as a measure of liquidity or ability to make distributions and service debt. Management considers FFO a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, management believes that FFO provides a more meaningful and accurate indication of the Company's performance and useful information for the investment community to compare Whitestone to other REITs since FFO is generally recognized as the industry standard for reporting the operations of REITs. Other REITs may use different methodologies for calculating FFO, and accordingly, the Company's FFO may not be comparable to other REITs. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding OP units for the periods presented.

(2) FFO Core: Management believes that the computation of FFO in accordance with NAREIT's definition includes certain non-cash and non-comparable items that affect the Company's period-over-period performance. These items include, but are not limited to, legal settlements, non-cash share-based compensation expense, rent support agreement payments received from sellers on acquired assets and acquisition costs. In addition, the Company believes that FFO Core is a useful supplemental measure for the investing community to use in comparing the Company to other REITs as many REITs provide some form of adjusted or modified FFO. However, other REITs may use different adjustments, and the Company's FFO Core may not be comparable to the adjusted or modified FFO of other REITs.

43

2010 2011 2012 2013 2014 2015 2016 2017 Net income attributable to Whitestone REIT $ 1.1 $ 1.1 $ 0.1 $ 3.9 $ 7.6 $ 6.7 $ 7.9 $ 8.3 General and Administrative Expenses 5.0 6.7 7.6 10.9 15.3 20.3 23.9 23.9 Depreciation and amortization 6.8 7.8 10.2 13.1 15.7 19.8 22.5 27.2 Involuntary Conversion (0.6) - - - - - - - Executive Relocation Expense - - 2.2 - - - - - Interest expense 6.0 6.4 8.7 10.0 10.6 14.9 19.2 23.7 Interest, dividend and other investment income - (0.5) (0.3) (0.2) (0.1) (0.3) (0.4) (0.4) Provision for income taxes 0.3 0.2 0.3 0.3 0.3 0.4 0.3 0.4 (Gain) loss on sale or disposal of assets and properties 0.2 (0.3) 0.1 - 0.1 0.2 (3.3) 0.2 Income from discontinued operations - - - (0.3) (0.5) - - - Gain on sale of property from discontinued operations - - - - (1.9) - - - Net income attributable to nonconrolling interests 0.5 0.2 - 0.1 0.1 0.1 0.2 0.5 NOI $ 19.3 $ 21.6 $ 28.9 $ 37.8 $ 47.2 $ 62.1 $ 70.3 $ 83.8 Appendix: NOI Reconciliation (1) (1) NOI: Management believes that NOI is a useful measure of the Company's property operating performance. The Company defines NOI as operating revenues (rental and other revenues) less property and related expenses (property operation and maintenance, insurance and real estate taxes). Because NOI excludes general and administrative expenses, depreciation and amortization, involuntary conversion, interest expense, interest income, provision for income taxes, gain or loss on sale or disposition of assets and capital expenditures and leasing costs, it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating commercial real estate properties and the impact to operations from trends in occupancy rates, rental rates and operating costs, providing perspective not immediately apparent from net income. The Company uses NOI to evaluate its operating performance since NOI allows the Company to evaluate the impact of factors, such as occupancy levels, lease structure, lease rates and tenant base, have on the Company's results, margins and returns. In addition, management believes that NOI provides useful information to the investment community about the Company's property and operating performance when compared to other REITs since NOI is generally recognized as a standard measure of property performance in the real estate industry. However, NOI should not be viewed as a measure of the Company's overall financial performance since it does not reflect general and administrative expenses, depreciation and amortization, involuntary conversion, interest expense, interest income, provision for income taxes, gain or loss on sale or disposition of assets, and the level of capital expenditures and leasing costs necessary to maintain the operating performance of the Company's properties. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company's NOI may not be comparable to that of other REITs. (In Millions) 44

Appendix: EBITDA (1) Reconciliation

(In Millions)

	2010	2011	2012	2013	2014	2015	2016	2017
Net income attributable to Whitestone REIT	$ 1.1	$ 1.1	$ 0.1	$ 3.8	$ 7.6	$ 6.7	$ 7.9	$ 8.3
Depreciation and amortization	6.8	7.8	10.2	13.4	16.0	19.8	22.5	27.2
Involuntary Conversion	(0.6)	-	-	-	-	-	-	-
Executive Relocation Expense	-	-	2.2	-	-	-	-	-
Interest expense	6.0	6.4	8.7	10.2	10.6	14.9	19.2	23.7
Provision for income taxes	0.3	0.2	0.3	0.3	0.3	0.4	0.3	0.4
(Gain) loss on sale or disposal of assets and properties	0.2	0.1	0.1	0.1	(1.8)	0.2	(3.3)	0.2
Net income attributable to nonconrolling interests	0.5	0.2	-	0.1	0.2	0.1	0.2	0.5
EBITDA	$ 14.3	$ 15.8	$ 21.6	$ 27.9	$ 32.9	$ 42.1	$ 46.8	$ 60.3

(1) EBITDA: Management believes that EBITDA is an appropriate supplemental measure of operating performance to net income attributable to the Company. The Company defines EBITDA as operating revenues (rental and other revenues) less property and related expenses (property operation and maintenance, insurance and real estate taxes) and general and administrative expenses. Management believes that EBITDA provides useful information to the investment community about the Company's operating performance when compared to other REITs since EBITDA is generally recognized as a standard measure. However, EBITDA should not be viewed as a measure of the Company's overall financial performance since it does not reflect depreciation and amortization, involuntary conversion, interest expense, provision for income taxes, gain or loss on sale or disposition of assets, and the level of capital expenditures and leasing costs necessary to maintain the operating performance of the Company's properties. Other REITs may use different methodologies for calculating EBITDA and, accordingly, the Company's EBITDA may not be comparable to other REITs.

45